EXHIBIT 10.1


                  LIZ CLAIBORNE SECTION 162(M) CASH BONUS PLAN
                   (AS AMENDED AND RESTATED, MARCH 12, 2003)

1. Definitions

     The following terms have the meanings indicated unless a different meaning is clearly required by the context:

          1.1 "Board of Directors" means the Board of Directors of the Company.

          1.2 "Code" means the Internal Revenue Code of 1986, as amended.

          1.3 "Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Liz Claiborne, Inc., each of whom shall be "outside directors" within the meaning of section 162(m) of the Code.

          1.4 "Company" means Liz Claiborne, Inc. and its consolidated subsidiaries and affiliates.

          1.5 "Executive Officer" has the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

          1.6 "Participant" means an individual who participates in the Plan pursuant to Section 3.1.

2. Purpose

     The purpose of the Plan is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company's performance goals; to strengthen the Company's "pay for performance" ethic by linking a significant portion of participants' compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives through payment of qualified "performance-based" compensation within the meaning of Section 162(m)(4)(C) of the Code.

3. Participation

          3.1 An individual shall be a Participant in the Plan for a fiscal year of the Company if he or she (a) is an Executive Officer of Liz Claiborne, Inc. on the first day of such year or becomes an Executive Officer of Liz Claiborne, Inc. during such year by virtue of being hired or promoted and
     (b) has a base salary in excess of $500,000 per year or is reasonably expected by the Committee to have compensation for such year in excess of $1.0 million; provided, however, that if the Committee determines, in its discretion, prior to the ninety-first (91st) day of such fiscal year, that it would be in the best interests of the Company and its stockholders for one or more otherwise eligible Executive Officers not to be a participant for such year, such person shall not be a Participant for such year and the Committee may in its discretion establish alternative incentive compensation arrangements for such person; provided, however, no individual who is so excluded as a Participant for a fiscal year shall have any entitlement to participate in any such alternative incentive compensation arrangement.

          3.2 An individual who is a Participant in the Plan for a fiscal year shall not participate for such fiscal year in the Company's regular annual bonus program.

4. Performance Goals

          4.1 Prior to the ninety-first (91st) day of each fiscal year of the Company, the Committee shall set one or more objective performance goals for each Participant for such year. Such goals shall be expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on the following: net income, operating income, cash flow, residual income, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the

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     case of earnings-based measures, may employ comparisons to capital, stockholders' equity and shares outstanding.

          4.2 Except as otherwise provided herein, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) and the regulations thereunder:

             (a) all items of gain, loss or expense for the fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

             (b) all items of gain, loss or expense for the fiscal year that are related to (i) the disposal of a business or discontinued operations or
        (ii) the operations of any business acquired by Company during the fiscal year; and

             (c) all items of gain, loss or expense for the fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

          4.3 To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee.

5. Bonus Awards

          5.1 At the time that annual performance goals are set for Participants, the Committee shall establish a maximum award opportunity for each Participant for the year. The maximum award opportunity shall be related to the Participant's base salary at the start of the year by a formula that takes account of the degree of achievement of the goals set for the Participant; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment that would otherwise be payable to any Participant on the basis of achievement of performance goals.

          5.2 The maximum award paid to a Participant in respect of a particular fiscal year shall in no event exceed $5.0 million.

          5.3 Bonuses determined under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to other Executive Officers; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under Section 162(m) of the Code) that the performance goals and any other material terms related to the award were in fact satisfied; and provided further that the timing of any such payment may be deferred pursuant to an agreement between the Company and a Participant or under
     Section 7.6 hereof.

          5.4 In the event of the death of a Participant after the end of a fiscal year and prior to any payment otherwise required pursuant to Section 5.3, such payment shall be made to the representative of the Participant's estate.

          5.5 In the event of the death, disability, retirement or other termination of employment of a Participant during a fiscal year, the Committee shall, in its discretion, have the power to award to such Participant (or the representative of the Participant's estate) an equitably prorated portion of the bonus which otherwise would have been earned by such Participant.

          5.6 The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

6. Administrative Provisions

          6.1 The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole

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     authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

          6.2 No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

7. Miscellaneous

          7.1 The Plan was initially adopted by the Board of Directors on March 9, 1994, subject to stockholder approval (which was obtained on May 12, 1994), and took effect beginning with the fiscal year of the Company starting January 1, 1995. The Plan was amended and restated as of March 3, 1999, subject to stockholder approval (which was obtained on May 20, 1999). The Plan was further amended and restated as of March 12, 2003, and, pursuant to the requirements necessary for awards under the Plan to constitute qualified performance-based compensation under Section 162(m) of the Code, the Plan, as so amended and restated, is being resubmitted for stockholder approval in 2003, with effect for payments otherwise payable in respect of fiscal years of the Company beginning with the Company's 2003 fiscal year. If the Plan, as amended and restated, is approved by the Company's stockholders at their 2003 annual meeting, no bonus will be payable hereunder in respect of any fiscal year beginning after January 3, 2009.

          7.2 The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) of the Code provided in Section 162(m)(4)(C) of the Code. Upon any such termination, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.

          7.3 The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

          7.4 All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

          7.5 Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant's employment. No person shall have any claim or right to participate in or receive any award under the Plan for any particular fiscal year.

          7.6 Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company's Federal tax deduction in respect of an award hereunder may be limited as a result of Section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the

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     investment of such amount in any investment vehicle or vehicles selected by the Committee. Part or all of the amount credited to the Participant's account hereunder shall be paid to the Participant at such time or times as shall be determined by the Committee, if and to the extent the Committee determines that the Company's deduction for any such payment will not be reduced by Section 162(m) of the Code. Notwithstanding the foregoing, the entire balance credited to the Participant's book account shall be paid to the Participant within 90 days after the Participant ceases to be a "covered employee" within the meaning of Section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

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